                                 SEVERANCE AGREEMENT


     This SEVERANCE AGREEMENT (this "AGREEMENT") is made and entered into as of February 5, 1998 by and between Meridian Industrial Trust, Inc., a Maryland corporation ("MERIDIAN"), and _________________________ ("EXECUTIVE").

     WHEREAS, Meridian recognizes the important goal of retaining Executive as an executive of Meridian, and

     WHEREAS, in furtherance of that goal, Meridian wishes to provide a measure of financial security for Executive should his employment with Meridian be terminated in certain circumstances;

     NOW, THEREFORE, MERIDIAN AND EXECUTIVE AGREE AS FOLLOWS:

     1. DEFINITIONS. The following terms when used herein shall have the meanings set forth below, unless the context clearly indicates to the contrary.

          (a)  "AGREEMENT" means the severance agreement as set forth herein.

          (b) "BASE PAY" means Executive's then current annual base salary (as determined before any deferrals therefrom under any applicable employee benefit plans) with Meridian, as calculated immediately before the payment of any benefits under this Agreement, plus an amount equal to Executive's incentive bonus earned during the preceding year regardless of the timing of the payment of such bonus. "Base Pay" does not include stock options, commissions, deferred compensation payments made to the Executive, overtime, auto or travel allowance, or other similar payments or compensation.

          (c)  "BOARD" means the board of directors of Meridian.

          (d)  "CEO" means the Chief Executive Officer of Meridian.

          (e) "CHANGE OF CONTROL" means the occurrence of any of the following events:

               (i) The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 35% or more of either the then outstanding shares of common stock of Meridian (the "OUTSTANDING COMPANY COMMON STOCK") or the combined voting power of the then outstanding voting securities of Meridian entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES"); provided, however, that for purposes of this subsection
          (i), the following acquisitions shall not constitute a Change of
          Control: (A) any acquisition directly from Meridian; (B) any acquisition by Meridian; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Meridian or any entity controlled by Meridian; (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; and (E) an acquisition of beneficial ownership that is a direct result of a redemption, repurchase or cancellation of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities authorized by the Incumbent Board (as defined below);

               (ii) Individuals who, as of the date of this Agreement, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Meridian's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

              (iii) Consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Meridian, or an acquisition of assets of another company (a "BUSINESS COMBINATION"), unless following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns Meridian or all or substantially all of Meridian's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Meridian or such entity resulting from such Business Combination) beneficially owns directly or indirectly 35% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board or members of the

          Board when it provided for such Business Combination; or

               (iv) Approval by Meridian's stockholders of a complete liquidation or dissolution of Meridian.

          (f)  "CODE" means the Internal Revenue Code of 1986, as amended.

     2. SEVERANCE BENEFITS. Executive shall be entitled to receive severance benefits, as set forth below, following the occurrence of a Change of Control
(i) if Meridian terminates his employment for any reason within 18 months following such Change of Control, or (ii) if Executive terminates his employment for any reason within six months following such Change of Control. The severance benefits to be paid to Executive shall be as follows:

          (a) MONETARY BENEFIT. An amount equal to two times the Executive's Base Pay, paid as a lump sum. Notwithstanding the foregoing, although Meridian and Executive intend that no portion of the compensation provided to Executive by Meridian or any affiliate (including the payments provided for in this Subparagraph 2(a) and any payments to Executive under any employee benefit plan or other arrangement) be considered an Excess Parachute Payment (defined below), if any portion of such compensation constitutes an Excess Parachute Payment and is subject to the Excise Tax (defined below), then Meridian shall, in addition to providing such compensation, pay the Gross-Up Payment (defined below) to Executive on or before the tenth day after Executive provides written notice of the amount of the Gross-Up Payment to Meridian. For purposes of this Subparagraph 2(a): (i) "EXCESS PARACHUTE PAYMENT" means an excess parachute payment as defined in section 280G(b) of the Code; (ii) "EXCISE TAX" means the tax imposed pursuant to section 4999 of the Code; and (iii) "GROSS-UP PAYMENT" means with respect to any compensation provided to Executive by Meridian or any affiliate of Meridian (including the payments provided for under this Agreement and any payments to Executive under any employee benefit plan or other such arrangement) that is subject to the Excise Tax, an amount that, after reduction of the amount of such Gross-Up Payment for all federal, state and local taxes to which the Gross-Up Payment is subject (including the Excise Tax to which the Gross-Up Payment is subject), is equal to the amount of the Excise Tax to which such compensation is subject. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and shall be deemed to pay state and local income taxes, if applicable, at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of his termination of employment with Meridian, net of the maximum reduction in federal income taxes that could be obtained from deduction of state and local taxes, if any.

          (b) HEALTH COVERAGE. Meridian shall pay the COBRA premiums for Executive and for any of his covered eligible dependents to continue their participation in Meridian's medical/dental plan until the earlier of (i) 12 months from the date of

     Executive's termination or (ii) the date Executive becomes ineligible for COBRA continuation coverage prior to the expiration of such 12-month period, provided that the Company shall be entitled to make such payment in a lump sum at its election.

     3. TERMINATION AGREEMENT. Notwithstanding any other provision herein to the contrary, as consideration for payment of any benefits under Paragraph 2, Meridian may require Executive to execute a termination agreement, including a release of all claims and confidentiality and non-solicitation provisions, substantially in the form of EXHIBIT A attached hereto. Executive understands and agrees that, if Meridian requires such a termination agreement, his execution of that agreement is a precondition to any obligation of Meridian to pay any benefits under Paragraph 2.

     4. TERMINATION DUE TO DEATH OR DISABILITY. Termination of employment due to the death or disability of Executive will not be considered a termination of employment for purposes of this Agreement. Notwithstanding the foregoing, if Executive dies following a termination of employment which entitled him to benefits under this Agreement, but prior to receipt of all such benefits, his beneficiary (as designated to Meridian in writing) or, if none, his estate, will be entitled to receive all unpaid amounts due hereunder.

     5. NOT A CONTRACT OF EMPLOYMENT/BENEFIT PLAN. This Agreement is not an employment contract for any definite period of time. This Agreement shall have no effect whatsoever on the at-will employment relationship between Executive and Meridian. Nothing herein shall be deemed to give Executive the right to be retained in the employ of Meridian or to restrict the right of Meridian to discharge Executive at any time and for any reason, with or without cause or notice. Nothing herein shall be deemed to give Meridian the right to require Executive to remain in the employ of Meridian or to restrict Executive's right to terminate his employment at any time. This Agreement is a severance agreement, not an employee benefit plan or a trust. This Agreement shall not give Executive any security or other interest in any assets of Meridian. Executive understands and agrees that, by entering this Agreement, he is ineligible for any benefits under the Meridian Industrial Trust, Inc. Severance Benefit Plan or any successor plan thereto.

     6. SEVERABILITY. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

     7. CHOICE OF LAW. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of California and, when applicable, the laws of the United States.

     8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties relating to any severance benefits. Any previous agreement with respect to these matters is superseded by this Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both of the parties hereto. No person has any authority to make any representation or promise not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

     9. ACKNOWLEDGMENT OF TERMS. Executive acknowledges that he has carefully read this Agreement; that he has had the opportunity for review of it by an attorney of his choosing; that he fully understands its final and binding effect; that the only promises or representations made to him to sign this Agreement are those stated herein; and that he is signing this Agreement voluntarily. Executive further acknowledges that all payment amounts as set forth in this Agreement are gross, pre-tax amounts and that they are therefore subject to applicable withholding taxes and other deductions required by law.

     10. WAIVER UNDER AGREEMENT. The failure of either party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall such a failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

     11. COSTS AND ATTORNEYS' FEES. If any action is initiated to enforce this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs and attorneys' fees.

     12. CONSTRUCTION. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for
convenience and are not intended to affect construction or interpretation.   Any
references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all, and each and every"; and (d) "includes" and "including" are each "without limitation."

     13. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon Meridian and its successors and assigns. Meridian will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Meridian to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Meridian would be required to perform it if no such succession had taken place. In the event of such a succession, the term "Meridian" as used in this Agreement shall mean Meridian as already defined, as well as any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                             MERIDIAN INDUSTRIAL TRUST, INC.

                                             By:
                                                 ------------------------------
                                             Name:
                                             Title:


                                             EXECUTIVE


                                             ----------------------------------